National Interstate Corporation SC13E-3

Exhibit (c)(4)*

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Project Nile

Presentation to Amazon

2 June 2016

Morgan Stanley

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Project Nile

Nile Recent Trading Range

Trading Range Since January 2013

$
36
30
24
18
Feb-18-2014
Amazon raises its offer to $30.00, representing its "Best and Final Price" (1)
Mar-16-2014
Amazon terminates the tender offer
Amazon Proposed Offer Price: $30.00
$31.14
3-Mo VWAP $24.97 (2)
Feb-5-2014
Amazon announces offer to acquire outstanding shares of Nile for $28.00
Mar-7-2016
Amazon announces offer to acquire outstanding shares of Nile for $30.00. Previous trading day close (3/4/16) of $22.61
Feb-29-2016
52-week low of $22.26 (3)
Jan-13
May-13
Sep-13
Jan-14
May-14
Sep-14
Jan-15
May-15
Sep-15
Jan-16
May-16
Nile

Source Capital IQ (5/27/2016); Company filings

Notes
1. February 18, 2014 Press Release by Amazon
2. VWAP represents volume-weighted average prices for the relevant time periods starting from the date preceding the announcement of Amazon's proposal (3/4/2016)
3. Calculated from the trading day prior to the announcement of Amazon's proposal (3/4/2016)

Morgan Stanley

2

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

Project Nile

PRELIMINARY AND CONFIDENTIAL

1 Nile Management Estimates

$MM

	Actuals	Forecast		
	2015A	2016P	2017E	2018E
Operating Assumptions				
GPW	727.1	772.2	826.5	884.7
Growth (%)		*6.2%*	*7.0%*	*7.1%*
NPW	607.4	646.4	691.5	739.9
NPE	585.8	614.4	657.3	703.3
Loss Ratio	*78.1%*	*76.2%*	*75.9%*	*75.5%*
Expense Ratio	*19.8%*	*20.1%*	*20.2%*	*20.2%*
Combined Ratio	*97.9%*	*96.4%*	*96.1%*	*95.7%*
Net Income	**20.8**	**41.0**	**45.5**	**51.6**
Growth (%)		*96.9%*	*10.7%*	*13.6%*
Earnings per Share [1]	**$1.56**	**$2.06**	**$2.27**	**$2.56**
Book Value	358.9	388.8	422.2	461.0
Book Value per Share [1]	**$18.03**	**$19.50**	**$21.07**	**$22.89**
ROAE	*5.8%*	*11.0%*	*11.2%*	*11.7%*

Source Nile Management Estimates

Notes
1. Assumes fully diluted shares outstanding of 19.9MM as provided by Nile Management

Morgan Stanley

3

 CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Project Nile

2 Areas of Additional Value

Special Committee's Views on Nile Management Estimates

	Description
A Increased Growth	• **Top-line growth improvement based on rate improvement, competitor exits, and increased exposures** – Overall Y-o-Y GPW growth (in aggregate across all divisions) of ~8% in 2017 and ~10% in 2018 (up from ~7% in 2017 and 2018 per Nile Management Estimates)
B Bulk Loss Gap	• **Eliminate bulk loss and LAE gap of ~1.0% in the Misc. and Other division annually in 2017 and 2018** – Loss ratio per Nile Management Estimates in 2017 and 2018 were 75.9% and 75.8%, respectively; bulk loss improvement to 74.9% in 2017 and 74.8% in 2018
C Expense Efficiency	• **Expense ratio improvement with scale** – Expense ratio improvement to 19.7% from 20.2% in 2017 and 2018
D Reinsurance	• **Increased retention and/or ability to achieve lower cost of reinsurance** – ~2.0% reduction in cession rate (overall going from ~16% to ~14%) across divisions[1] – Would result in a reduction of ceded premiums by ~12%
E M&A Opportunity	[*]
F New Clients / New Products	• **New clients or new products that generate top-line growth (forward impact not quantified)** – National Accounts upside from the potential addition of 1 or more larger clients – Nile has typically introduced 1 to 2 new products per year, generating an increase in revenue, which has not been reflected in the Nile Management Estimates

Source Nile Management Estimates and Special Committee proposed areas of additional value items

Notes
1. Includes Truck and Environmental, Passenger Transportation, Vanliner, National Accounts, Specialty Transportation, and Hawaii and Alaska

Morgan Stanley

4

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Project Nile

3 Potential Synergies

	Description
A Direct Public Company Expenses	• **Elimination of public company costs** – Audit fees, stock compensation expenses, Director fees, and public reporting fees totaled $3.2MM in 2015 – Estimated savings of ~$2MM by virtue of the transaction
B Other G&A Expenses	• **Additional savings in G&A costs** – Expense synergies in functional areas that include legal, HR, investments and other – 5% to 15% of G&A expenses (excluding public company costs) of $23.6MM in 2015
C Investment Income	• **Potential for improved investment yield on investment portfolio by Amazon given scale and product capabilities** – Assumes a 10 – 20bps yield improvement on $1.2Bn investment portfolio
D Assigned Risk	• **Reduce assigned risk underwriting losses through the use of Amazon non-admitted licenses** – ~$8MM loss in 2015 (assumed range of 0% to 50% realization of benefits)
E Tax Considerations	• **Elimination of DTL associated with Amazon** – DTL of $63MM (as of 12/31/2015) that would no longer be required to be maintained
F [*]	[*]

Source Nile Management Estimates and Special Committee proposed areas of potential synergies

Morgan Stanley

5

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Project Nile

Nile Value Buildup

Assumes 100% Realization of Additional Value Items and the Range of Potential Synergies, in Addition to Nile Management Estimates

$ Per Share

		Selected Per Share Valuation Ranges	
1	**Dividend Discount Model Analysis**		
	Nile Management Estimates (1)	**27.80**	**32.87**
2	**Areas of Additional Value**		
A	Increased Growth	0.39	0.39
B	Bulk Loss Gap	1.86	1.86
C	Expense Efficiency	0.83	0.83
D	Reinsurance	0.48	0.48
	Subtotal (excl. [*] (2)	**31.58**	**36.65**
E	Project [*] (3)	1.80	1.80
	Subtotal (incl. [*])	**33.38**	**38.45**
3	**Potential Synergies** (4)		
A	Direct Public Company Expenses	0.50	0.75
B	Other G&A Expenses	0.50	1.25
C	Investment Income	0.50	0.75
D	Assigned Risk	0.00	1.50
	Total Areas of Additional Value and Potential Synergies	**34.89**	**42.71**
E	Tax Considerations (5)	0.00	3.15
	Total Areas of Additional Value and Potential Synergies (incl. Tax Considerations)	**34.89**	**45.86**

Source Nile Management Estimates, Special Committee proposed areas of additional value items and potential synergies, and Capital IQ

Notes
1. Selected range is based on the cost of equity of 7.7% to 6.7% and terminal P/BV of 1.37x to 1.60x
2. Compounding effect of $0.22 / sh. of value included in the subtotal
3. [*]
4. Potential synergies per Nile Management presented after-tax (assumed 30% marginal tax rate) and capitalized at 10x
5. Tax considerations per Amazon Management

Morgan Stanley

6

CERTAIN PORTIONS OF THESE DISCUSSION MATERIALS HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THE DISCUSSION MATERIALS HAS BEEN SEPARATELY FILED WITH THE SEC. EACH REDACTED PORTION OF THE AGREEMENT IS INDICATED BY A “[ * ]” AND IS SUBJECT TO THE REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC. THE REDACTED INFORMATION IS CONFIDENTIAL INFORMATION OF NATIONAL INTERSTATE CORPORATION

PRELIMINARY AND CONFIDENTIAL

Disclaimer

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